Exhibit 99.1

CU BANCORP REPORTS 2014 FOURTH QUARTER AND ANNUAL RESULTS

INCLUDING RECORD LOAN GROWTH OF $98 MILLION

Los Angeles, CA, February 2, 2015 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the fourth quarter and full year of 2014.

The comparability of financial information for the fourth quarter and full year of 2014 to 2013, is affected by the Company’s acquisition of 1st Enterprise Bank (“1st Enterprise”), which was accomplished by a merger of California United Bank with 1st Enterprise (“the merger”), effective November 30, 2014. Operating results for fourth quarter and full year 2014 include the combined operations of both entities from December 1, 2014.

Full Year and Fourth Quarter 2014 Highlights

•	Core earnings of $11.4 million for 2014, an increase of $1.6 million or 16.3% from 2013

•	Net income in 2014 before the provision for income taxes and excluding merger-related charges was $18.8 million, up 27% from the prior year

•	Net interest income increased to $53.3 million for 2014, an increase of $4.5 million, or 9.2% from 2013

•	Net interest margin increased for the fourth quarter of 2014 to 3.78% from 3.70% for the prior quarter

•	Net organic loan growth of $98.5 million in the fourth quarter

•	Total assets increased $833 million to $2.3 billion, as a result of the merger

•	Total loans increased to $1.6 billion, as a result of the merger and organic loan growth

•	Total deposits increased to $1.9 billion, as a result of the merger

•	Non-interest bearing demand deposits were 53% of total deposits

•	Nonperforming assets to total assets decreased to 0.21%, at December 31, 2014, from 0.68% at December 31, 2013

•	Continued status as well-capitalized, the highest regulatory category

Full Year and Fourth Quarter 2014 Operating Results

Net Income and Profitability Ratios

Net income for 2014 was $8.9 million or $0.75 per fully diluted share, compared with net income of $9.8 million or $0.90 per fully diluted share for the full year of 2013. Net income in 2014 was impacted by $3.5 million in charges related to the merger. Excluding merger-related charges, net income before the provision for income taxes for the full year of 2014 was $18.8 million, an increase of 27% compared to net income before the provision for income taxes of $14.8 million for the full year of 2013.

Core net income (defined below) for the full year 2014 was $11.4 million or $0.98 per fully diluted share, an increase of 16.3% from core net income of $9.8 million or $0.91 per fully diluted share, for the full year 2013.

Net income for the fourth quarter of 2014 was $1.3 million or $0.09 per fully diluted share, compared with net income of $2.8 million or $0.26 per fully diluted share for the fourth quarter of 2013. Merger-related expenses in the fourth quarter of 2014 were $2.4 million, compared to none in the year-ago quarter. Excluding merger-related charges, net income before the provision for income taxes for the fourth quarter of 2014 was $4.4 million, an increase of 19% compared to $3.7 million in the fourth quarter of 2013.

Core net income for the fourth quarter of 2014 was $2.7 million or $0.20 per fully diluted share, compared to core net income of $2.8 million or $0.26 per fully diluted share, for the fourth quarter of 2013. Primarily due to record loan growth of $98.5 million in the fourth quarter of 2014, the Company recognized a loan loss provision of $1.7 million, compared to a loan loss provision of $934 thousand in the year-ago quarter.

Net income for the fourth quarter of 2014 was $1.3 million or $0.09 per fully diluted share, compared with net income of $2.5 million or $0.23 per fully diluted share in the third quarter of 2014. Fourth quarter 2014 merger-related expenses increased $1.8 million to $2.4 million, compared to $631 thousand in the third quarter of 2014. Core net income for the fourth quarter of 2014 was $2.7 million or $0.20 per fully diluted share, compared to $3.2 million in the prior quarter or $0.28 per fully diluted share. As noted above, in the fourth quarter of 2014 the Company recorded a loan loss provision of $1.7 million, compared to $35 thousand in the prior quarter.

The Company calculates core net income by adding back the tax-effected merger-related charges to GAAP earnings for the periods presented, because the Company believes the use of core net income, a non-GAAP measure, facilitates the assessment of its banking operations and peer comparability. A reconciliation to GAAP is included in tabular form at the end of this release.

“CUB had a tremendous fourth quarter with record loan growth of $98 million,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Due to this outstanding growth in loan originations, the Company made a corresponding loan loss provision of $1.7 million to augment the allowance for loan losses, which had a dampening effect on quarterly earnings. That said, the Company had revenue growth of $3.1 million over the previous quarter, a 21% increase.

“While we are very excited about the increase in loan originations during the quarter, we continue to focus on prudent underwriting—reflected in CUB’s exceptional asset quality—and pricing discipline.”

“The integration of California United Bank and 1st Enterprise continues on track and our target date for system convergence remains February 9,” said Brian Horton, President of CU Bancorp and California United Bank. “I am very pleased that despite the responsibilities of integration, we have continued to provide our customers with outstanding customer service and added new banking clients, as reflected in the fourth quarter’s strong loan growth.”

The following table shows certain of the Company’s performance ratios for the full year of 2014 and the full year of 2013, as well as a column calculating performance ratios based on core net income for both years.

	FY 2014	CORE FY 2014	FY 2013	CORE FY 2013
Return on average assets	0.59%	0.76%	0.74%	0.74%
Return on average equity	5.8%	7.5%	7.5%	7.5%
Operating efficiency ratio	71%	65%	68%	68%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $53.3 million for the full year of 2014, an increase of $4.5 million or 9.2% from the previous year. The increase was due to higher average loan balances, the result of net organic loan growth.

Net interest margin for the full year of 2014 was 3.79%, compared to 3.96% in the previous year. In 2014 the discount earned on early payoffs was $445 thousand less than 2013; this was coupled with a decline in the core loan yield, as newer loans were originated at lower rates than paid off loans, the combination of which had a negative impact on the net interest margin in 2014.

Net interest income before the provision for loan losses totaled $15.7 million for the fourth quarter of 2014, an increase of $3.4 million or 27.5% from the fourth quarter of 2013. The increase was primarily driven by net organic loan growth and one month of combined operations after the merger.

The Company’s net interest income was positively impacted in both the fourth quarter of 2014 and the fourth quarter of 2013 by the recognition of fair value discount earned on early payoffs of acquired loans. The Company recorded $384 thousand and $571 thousand in discount earned on early loan payoffs of acquired loans in the fourth quarter of 2014 and 2013, respectively, with a positive impact on the net interest margin of 9 basis points and 17 basis points, respectively. In addition, in the fourth quarter of 2014, the Company’s net interest income benefitted from the recovery of $227 thousand in interest on a non-accrual loan that was paid off, with a positive impact on the net interest margin of 5 basis points.

The net interest margin in the fourth quarter of 2014 was 3.78%, compared to 3.69% in the fourth quarter of 2013. The increase was primarily driven by average loans being a higher percentage of earning assets in the fourth quarter of 2014.

Net interest income before the provision for loan losses for the fourth quarter of 2014 increased $3.0 million or 23.2% from the third quarter of 2014. This was primarily the result of an increase of $284 million in the Company’s average earning assets, due to one month of combined operations after the merger with 1st Enterprise. The Company recorded $384 thousand and $403 thousand in discount earned on early loan payoffs of acquired loans in the fourth and third quarter of 2014, respectively.

The net interest margin in the fourth quarter of 2014 was 3.78%, compared to 3.70% in the third quarter of 2014. The increase was primarily driven by the recovery of $227 thousand in interest on a non-accrual loan that was paid off, as well as an increase of 4 basis points in the core loan yield to 4.95%, primarily due to the fair value discount amortization on the 1st Enterprise loan portfolio.

As of December 31, 2014, the Company had $21.7 million of discount remaining on acquired accruing loans, including $16.3 million related to the 1st Enterprise merger.

The Company’s cost of funds was 0.13% in the fourth quarter of 2014, a decrease from 0.16% in the fourth quarter of 2013 and 0.14% for the third quarter of 2014.

Non-interest Income

Non-interest income was $7.7 million in 2014, an increase of $1.2 million or 18.3% from $6.5 million in the prior year. The increase included an improvement in deposit account service charge income of $367 thousand, $134 thousand in higher gain on sale of SBA loans, and an increase of $784 thousand in other non-interest income. Included in other non-interest income in 2014 were increases of $339 thousand in transaction referral fees, $132 thousand in letters of credit fees, and a $225 thousand settlement in the second quarter related to an other real estate owned property sold in 2013.

Non-interest income was $2.1 million in the fourth quarter of 2014, an increase of $201 thousand or 10.4% from $1.9 million in the same quarter of the prior year. The overall increase was primarily due to an increase of $225 thousand in deposit account service charge income as a result of the merger and a $208 thousand increase in transaction referral income. These increases were partially offset by a lower gain on sale of SBA loans and a net loss on sale of securities.

Non-interest income in the fourth quarter of 2014 increased $128 thousand or 6.4% over the third quarter of 2014. The overall increase was primarily due to an increase of $222 thousand in deposit account service charge income as a result of the merger, partially offset by a decrease of $46 thousand in gain on sale of SBA loans and a $47 thousand loss on sale of securities.

Non-interest Expense

Non-interest expense incurred in 2014 was $43.4 million, an increase of $5.7 million, or 15.3% from $37.6 million in the prior year. The increase was primarily attributable to $3.5 million in charges associated with the merger on November 30, 2014, and one month of salaries and benefits, and other operating expenses included in 2014. In addition, an increase of $611 thousand in stock-based compensation in 2014 was due to the annual granting of stock-based compensation late in the third quarter of 2013, which resulted in reduced non-interest expense in that year.

Non-interest expense for the fourth quarter of 2014 was $14.1 million, an increase of $4.5 million, or 46.6% compared to non-interest expense of $9.6 million for the same period of the prior year. In addition to $2.4 million in merger-related charges, the increase included one month of additional expenses associated with 1st Enterprise operations, and an increase of $223 thousand in bonus expense concomitant with record loan production. In addition, in the fourth quarter the Company recorded $125 thousand for one month of core deposit intangible amortization related to the merger.

Non-interest expense for the fourth quarter of 2014 increased $4.1 million or 40.6% over the third quarter of 2014. The increase was due to merger-related charges of $2.4 million, a $1.8 million increase from $631 thousand of merger-related charges in the third quarter and as noted above, one month of additional expenses associated with 1st Enterprise operations, as well as an increase of $598 thousand in bonus expense on record loan production. In addition, in the fourth quarter the Company recorded $125 thousand for one month of core deposit intangible amortization related to the merger.

“Merger-related charges are running at the expected rate and the Company doesn’t anticipate any increase in the estimated expenses of $7.9 million, including those previously recognized by 1st Enterprise prior to the merger,” said David Rainer.

At March 31, 2014, the quarter prior to announcement of the merger, 1st Enterprise had 82 active full-time equivalent employees and CUB had 181 active full-time equivalent employees, for a total of 263. As of December 31, 2014, the combined entity had reduced its active full-time equivalent employees by 13 to 250.

Income Tax

The Company had both tax deductible and non-tax deductible merger expenses in 2014. Additionally, various merger expenses are not all subject to the same percentage of tax deductibility. The Company’s merger-related expenses in the second and third quarter of 2014 were not tax deductible; merger expenses in the fourth quarter of 2014 provided the Company with some merger-related tax deductions. Due to the preceding, tax rates for third and fourth quarter of 2014 were 46% and 36%, respectively. For the full year of 2014 the Company’s effective tax rate was 42%.

Balance Sheet

Assets

Total assets at December 31, 2014, were $2.3 billion, a year-over-year increase of $857 million from December 31, 2013. The increase was primarily due to the addition of $782 million in assets from the 1st Enterprise merger, as well as $52 million in goodwill recorded for the transaction.

Loans

Total loans were $1.6 billion at December 31, 2014, an increase of $646 million from $979 million at the end of the prior quarter. This also represents an increase of $692 million from December 31, 2013. The increase in loans in both periods was largely the result of the merger with 1st Enterprise on November 30, 2014, coupled with organic loan growth.

During the fourth quarter of 2014, the Company had approximately $98.5 million of net organic loan production. Pay downs in the acquired loan portfolios (excluding 1st Enterprise) were approximately $9 million in the same quarter.

Due to the similarity of the 1st Enterprise and CUB loan portfolios prior to the merger, there was little change in the makeup of the Company’s loan portfolio. At December 31, 2014, commercial and industrial loans, and owner occupied real estate loans combined were $868 million or 53.4% of total loans, compared to $496 million or 50.7% at September 30, 2014.

Deposits

Total deposits at December 31, 2014 were $1.9 billion, an increase of $685 million from $1.3 billion at the end of the prior quarter. This also represents an increase of $715 million from December 31, 2013. The increase in total deposits in both periods was primarily the result of the merger with 1st Enterprise.

Non-interest bearing deposits at December 31, 2014 were $1.0 billion or 53% of total deposits, compared to $698 million or 55% of total deposits at September 30, 2014.

Cost of deposits for the quarter was 0.11%, the same as the prior quarter.

Asset Quality

Total non-performing assets were $4.8 million, or 0.21% of total assets at December 31, 2014, compared with $4.4 million, or 0.30% of total assets, at September 30, 2014. The decline in non-performing assets to total assets ratio was due to the low level of non-performing assets in the 1st Enterprise loan portfolio added from the merger.

Total nonaccrual loans were $3.9 million, or 0.24% of total loans, at December 31, 2014, compared with $4.4 million, or 0.44% of total loans, at September 30, 2014. The decline reflects a nonaccrual loan of $850 thousand, which was acquired in the Premier Commercial Bank portfolio in 2012, that is now other real estate owned; the property is a single-family residence in the state of Washington.

Net charge-offs for 2014 were $231 thousand or 0.02% of average loans.

The Company recorded a loan loss provision of $1.7 million for the fourth quarter of 2014. The loan loss provision reflects strong loan origination and modest net charge-offs recorded in 2014, and an overall improving credit quality environment.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.39% at December 31, 2014, compared with 1.43% at September 30, 2014, and 1.50% at December 31, 2013.

Capital

CU Bancorp remained well capitalized at December 31, 2014 with total risk weighted assets of $1,992,043,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

December 31, 2014	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	11.59%
Tier 1 Risk-Based Capital Ratio	6%	10.93%
Tier 1 Leverage Capital Ratio	5%	12.89%

At December 31, 2014, tangible common equity was $189.7 million with common shares issued and outstanding of 16,683,856 as of the same date, resulting in tangible book value per common share of $11.37. This compares to tangible common equity of $134.2 million with a tangible book value per common share of $11.95 at September 30, 2014. The increase in tangible common equity and decrease in tangible book value per common share from the prior quarter primarily reflects the merger with 1st Enterprise on November 30, 2014. The Company estimates it will earn back the tangible book value per share in three-and-a-half years.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on

Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
	Unaudited	Unaudited	Audited
ASSETS
Cash and due from banks	$33,996	$27,882	$23,156
Interest earning deposits in other financial institutions	98,590	167,859	218,131

Total cash and cash equivalents	132,586	195,741	241,287
Certificates of deposit in other financial institutions	76,433	74,473	60,307
Investment securities available-for-sale, at fair value	226,962	139,552	106,488
Investment securities held-to-maturity, at amortized cost	47,147	—	—

Total investment securities	274,109	139,552	106,488
Loans	1,624,723	978,800	933,194
Allowance for loan loss	(12,610)	(11,348)	(10,603)

Net loans	1,612,113	967,452	922,591
Premises and equipment, net	5,377	3,648	3,531
Deferred tax assets, net	16,504	10,369	11,835
Other real estate owned, net	850	—	—
Goodwill	63,950	12,292	12,292
Core deposit and leasehold right intangibles	9,547	2,246	2,525
Bank owned life insurance	38,732	21,663	21,200
Accrued interest receivable and other assets	34,916	23,921	25,760

Total Assets	$2,265,117	$1,451,357	$1,407,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,032,634	$698,251	$632,192
Interest bearing transaction accounts	206,544	145,899	155,735
Money market and savings deposits	643,675	365,945	380,915
Certificates of deposit	64,840	52,852	63,581

Total deposits	1,947,693	1,262,947	1,232,423
Securities sold under agreements to repurchase	9,411	13,618	11,141
Subordinated debentures, net	9,538	9,498	9,379
Accrued interest payable and other liabilities	19,283	16,521	16,949

Total Liabilities	1,985,925	1,302,584	1,269,892

SHAREHOLDERS’ EQUITY
Preferred stock	16,004	—	—
Common stock	226,389	122,952	121,675
Additional paid-in capital	19,748	9,940	8,377
Retained earnings	16,861	15,678	8,077
Accumulated other comprehensive income (loss)	190	203	(205)

Total Shareholders’ Equity	279,192	148,773	137,924

Total Liabilities and Shareholders’ Equity	$2,265,117	$1,451,357	$1,407,816

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	December 31, 2014	September 30, 2014	December 31, 2013
	Unaudited	Unaudited	Unaudited

Interest Income

Interest and fees on loans	$15,191	$12,401	$12,111
Interest on investment securities	812	589	493
Interest on interest bearing deposits in other financial institutions	261	248	237

Total Interest Income	16,264	13,238	12,841

Interest Expense
Interest on interest bearing transaction accounts	84	70	65
Interest on money market and savings deposits	282	225	255
Interest on certificates of deposit	47	58	58
Interest on securities sold under agreements to repurchase	7	8	11
Interest on subordinated debentures	108	109	109

Total Interest Expense	528	470	498

Net Interest Income	15,736	12,768	12,343
Provision for loan losses	1,721	35	934

Net Interest Income After Provision For Loan Losses	14,015	12,733	11,409

Non-Interest Income
Gain (Loss) on sale of securities, net	(47)	—	42
Gain on sale of SBA loans, net	285	331	414
Deposit account service charge income	853	631	628
Other non-interest income	1,041	1,042	847

Total Non-Interest Income	2,132	2,004	1,931

Non-Interest Expense
Salaries and employee benefits	8,266	5,621	5,495
Stock compensation expense	367	445	372
Occupancy	1,142	999	1,037
Data processing	545	472	455
Legal and professional	616	456	557
FDIC deposit assessment	248	195	226
Merger expenses	1,174	631	—
OREO expenses	1	8	7
Office services expenses	305	219	248
Other operating expenses	1,443	985	1,223

Total Non-Interest Expense	14,107	10,031	9,620

Net Income Before Provision for Income Tax	2,040	4,706	3,720
Provision for income tax	733	2,157	888

Net Income	$1,307	$2,549	$2,832

Preferred stock dividends and discount accretion	124	—	—

Net Income Available to Common Shareholders	$1,183	$2,549	$2,832

Earnings Per Share
Basic earnings per share	$0.09	$0.23	$0.26
Diluted earnings per share	$0.09	$0.23	$0.26
Average shares outstanding	12,761,000	10,986,000	10,736,000
Diluted average shares outstanding	13,228,000	11,190,000	10,999,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the year ended December 31,
	2014	2013
	Unaudited	Audited
Interest Income
Interest and fees on loans	$51,882	$48,201
Interest on investment securities	2,369	1,913
Interest on interest bearing deposits in other financial institutions	926	732

Total Interest Income	55,177	50,846

Interest Expense
Interest on interest bearing transaction accounts	278	238
Interest on money market and savings deposits	963	1,027
Interest on certificates of deposit	216	255
Interest on securities sold under agreements to repurchase	34	74
Interest on subordinated debentures	431	485

Total Interest Expense	1,922	2,079

Net Interest Income	53,255	48,767
Provision for loan losses	2,239	2,852

Net Interest Income After Provision For Loan Losses	51,016	45,915

Non-Interest Income
Gain (Loss) on sale of securities, net	(47)	47
Gain on sale of SBA loans, net	1,221	1,087
Deposit account service charge income	2,744	2,377
Other non-interest income	3,791	3,007

Total Non-Interest Income	7,709	6,518

Non-Interest Expense
Salaries and employee benefits	24,820	21,782
Stock compensation expense	1,699	1,088
Occupancy	4,112	4,194
Data processing	1,968	1,868
Legal and professional	2,006	2,166
FDIC deposit assessment	844	880
Merger expenses	2,302	43
OREO expenses	15	95
Office services expenses	1,026	1,034
Other operating expenses	4,593	4,490

Total Non-Interest Expense	43,385	37,640

Net Income Before Provision for Income Tax	15,340	14,793
Provision for income tax	6,432	5,008

Net Income	$8,908	$9,785

Preferred stock dividends and discount accretion	124	—

Net Income Available to Common Shareholders	$8,784	$9,785

Earnings Per Share
Basic earnings per share	$0.77	$0.93
Diluted earnings per share	$0.75	$0.90
Average shares outstanding	11,393,000	10,567,000
Diluted average shares outstanding	11,668,000	10,837,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	December 31, 2014			September 30, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$275,340	$261	0.37%	$278,623	$248	0.35%
Investment securities	191,203	812	1.70%	121,124	589	1.95%
Loans	1,186,899	15,191	5.08%	969,668	12,401	5.07%

Total interest-earning assets	1,653,442	16,264	3.90%	1,369,415	13,238	3.84%
Non-interest-earning assets	109,277			91,123

Total Assets	$1,762,719			$1,460,538

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$185,232	$84	0.18%	$150,160	$70	0.18%
Money market and savings deposits	469,065	282	0.24%	363,693	225	0.25%
Certificates of deposit	61,154	47	0.30%	59,362	58	0.39%

Total Interest Bearing Deposits	715,451	413	0.23%	573,215	353	0.24%
Securities sold under agreements to repurchase	12,716	7	0.22%	14,210	8	0.22%
Subordinated debentures and other debt	9,642	108	4.38%	9,740	109	4.38%

Total Interest Bearing Liabilities	737,809	528	0.28%	597,165	470	0.31%
Non-interest bearing demand deposits	830,711			699,592

Total funding sources	1,568,520			1,296,757
Non-interest bearing liabilities	17,157			16,041
Shareholders’ Equity	177,042			147,740

Total Liabilities and Shareholders’ Equity	$1,762,719			$1,460,538

Net interest income		$15,736			$12,768

Net interest margin			3.78%			3.70%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$275,340	$261	0.37%	$315,183	$237	0.29%
Investment securities	191,203	812	1.70%	101,497	493	1.94%
Loans	1,186,899	15,191	5.08%	911,649	12,111	5.27%

Total interest-earning assets	1,653,442	16,264	3.90%	1,328,329	12,841	3.84%
Non-interest-earning assets	109,277			92,025

Total Assets	$1,762,719			$1,420,354

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$185,232	$84	0.18%	$144,009	$65	0.18%
Money market and savings deposits	469,065	282	0.24%	389,594	255	0.26%
Certificates of deposit	61,154	47	0.30%	64,302	58	0.36%

Total Interest Bearing Deposits	715,451	413	0.23%	597,905	378	0.25%
Securities sold under agreements to repurchase	12,716	7	0.22%	15,604	11	0.28%
Subordinated debentures and other debt	9,642	108	4.38%	9,363	109	4.56%

Total Interest Bearing Liabilities	737,809	528	0.28%	622,872	498	0.32%
Non-interest bearing demand deposits	830,711			648,577

Total funding sources	1,568,520			1,271,449
Non-interest bearing liabilities	17,157			12,969
Shareholders’ Equity	177,042			135,936

Total Liabilities and Shareholders’ Equity	$1,762,719			$1,420,354

Net interest income		$15,736			$12,343

Net interest margin			3.78%			3.69%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the twelve months ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$265,076	$926	0.34%	$245,102	$732	0.29%
Investment securities	129,841	2,369	1.82%	106,806	1,913	1.79%
Loans	1,010,030	51,882	5.14%	878,705	48,201	5.49%

Total interest-earning assets	1,404,947	55,177	3.93%	1,230,613	50,846	4.13%
Non-interest-earning assets	95,818			91,975

Total Assets	$1,500,765			$1,322,588

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$153,327	$278	0.18%	$130,247	$238	0.18%
Money market and savings deposits	390,185	963	0.25%	361,486	1,027	0.28%
Certificates of deposit	61,048	216	0.35%	65,943	255	0.39%

Total Interest Bearing Deposits	604,560	1,457	0.24%	557,676	1,520	0.27%
Securities sold under agreements to repurchase	13,579	34	0.25%	24,376	74	0.30%
Subordinated debentures and other debt	9,556	431	4.45%	9,368	485	5.11%

Total Interest Bearing Liabilities	627,695	1,922	0.31%	591,420	2,079	0.35%
Non-interest bearing demand deposits	704,437			587,637

Total funding sources	1,332,132			1,179,057
Non-interest bearing liabilities	16,133			12,287
Shareholders’ Equity	152,500			131,244

Total Liabilities and Shareholders’ Equity	$1,500,765			$1,322,588

Net interest income		$53,255			$48,767

Net interest margin			3.79%			3.96%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
	Unaudited	Unaudited	Audited

Commercial and Industrial Loans:	$528,517	$297,853	$299,473

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	339,309	198,406	197,605
Other Nonresidential Properties	481,517	303,606	271,818
Construction, Land Development and Other Land	72,223	58,474	47,074
1-4 Family Residential Properties	121,985	68,134	65,711
Multifamily Residential Properties	52,813	27,937	33,780

Total Loans Secured by Real Estate	1,067,847	656,557	615,988

Other Loans:	28,359	24,390	17,733

Total Loans	$1,624,723	$978,800	$933,194

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	December 31, 2014		September 30, 2014		December 31, 2013
	Unaudited		Unaudited		Unaudited

Disbursed	$403,394	47%	$199,052	46%	$196,044	49%
Undisbursed	453,266	53%	232,554	54%	201,860	51%

Total Commitments	$856,660	100%	$431,606	100%	$397,904	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.59%	12.83%	12.80%
Tier 1 risk-based capital ratio	10.93%	11.88%	11.84%
Tier 1 leverage capital ratio	12.89%	10.12%	9.57%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$2,131	$2,018	$1,657
Loans acquired through acquisition that are on non-accrual	1,778	2,336	7,899

Total non-accrual loans	3,909	4,354	9,556
Other Real Estate Owned	850	—	—

Total non-performing assets	$4,759	$4,354	$9,556

Net charge-offs/(recoveries) year to date	$231	$(227)	$1,052

Net charge-offs/(recoveries) quarterly	$458	$(29)	$369

Non-accrual loans to total loans	0.24%	0.44%	1.02%

Total non-performing assets to total assets	0.21%	0.30%	0.68%

Allowance for loan losses to total loans	0.78%	1.16%	1.14%

Allowance for loan losses to total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.39%	1.43%	1.50%

Net year to date charge-offs/(recoveries) to average year to date loans	0.02%	(0.02)%	0.12%

Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	591.7%	562.2%	639.8%

Allowance for loan losses to total non-accrual loans	322.6%	260.6%	111.0%

As of December 31, 2014, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands except per share data)

	December 31, 2014	September 30, 2014	December 31, 2013
	Unaudited	Unaudited	Audited
Tangible Common Equity Calculation
Total shareholders’ equity	$279,192	$148,773	$137,924
Less: Preferred stock	16,004	—	—
Less: Goodwill	63,950	12,292	12,292
Less: Core deposit and leasehold right intangibles	9,547	2,246	2,525

Tangible Common Equity	$189,691	$134,235	$123,107

Common shares issued and outstanding	16,683,856	11,231,801	11,081,364
Tangible book value per common share	$11.37	$11.95	$11.11
Book value per common share	$15.78	$13.25	$12.45

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core net income should not be viewed as a substitute for net income. A reconciliation of CU Bancorp’s Net Income to Core Net Income, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands except per share data)

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net Income Available to Common Shareholders	$1,183	$2,549	$2,832
Add back: Merger expenses, net	825	631	—
Add back: Severance and retention expenses, net	688	—	—

Core Net Income Available to Common Shareholders	$2,696	$3,180	$2,832

Provision for Loan Losses	$1,721	$35	$934
Average Assets	$1,762,719	1,460,538	1,420,354
ROAA	0.27%	0.69%	0.79%
Core ROAA*	0.61%	0.86%	0.79%
Average Equity	$177,042	147,740	135,936
ROAE	2.65%	6.85%	8.27%
Core ROAE**	6.04%	8.54%	8.27%
Diluted Average Shares Outstanding	13,228,000	11,190,000	10,999,000
Diluted Earnings Per Share	$0.09	$0.23	$0.26
Diluted Core Earnings Per Share***	$0.20	$0.28	$0.26

*	Core ROAA: Annualized core net income/average assets
**	Core ROAE: Annualized core net income/average equity
***	Diluted Core Earnings Per Share: Annualized core net income/diluted average shares outstanding

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net Interest Income	$15,736	$12,768	$12,343
Non-Interest Income	2,132	2,004	1,931
Non-Interest Expense	14,107	10,031	9,620
Subtract: Merger expenses	1,174	631	—
Subtract: Severance and retention	1,187	—	—

Core Non-Interest Expense	$11,746	$9,400	$9,620

Efficiency Ratio*	79%	68%	68%
Core Efficiency Ratio**	66%	64%	68%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core net income should not be viewed as a substitute for net income. A reconciliation of CU Bancorp’s Net Income to Core Net Income, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands except per share data)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Net Income Available to Common Shareholders	$8,784	$9,785
Add back: Merger expenses, net	1,952	43
Add back: Severance and retention expenses, net	693	—

Core Net Income Available to Common Shareholders	$11,429	$9,828

Provision for Loan Losses	$2,329	$2,852
Average Assets	$1,500,765	$1,322,588
ROAA	0.59%	0.74%
Core ROAA*	0.76%	0.74%
Average Equity	$152,500	131,244
ROAE	5.76%	7.46%
Core ROAE**	7.49%	7.49%
Diluted Average Shares Outstanding	11,668,000	10,837,000
Diluted Earnings Per Share	$0.75	$0.90
Diluted Core Earnings Per Share***	$0.98	$0.91

*	Core ROAA: Year-to-date core net income/average assets
**	Core ROAE: Year-to-date core net income/average equity
***	Diluted Core Earnings Per Share: Year-to-date core net income/diluted average shares outstanding

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Net Interest Income	$53,255	$48,767
Non-Interest Income	7,709	6,518
Non-Interest Expense	43,385	37,640
Subtract: Merger expenses	2,302	43
Subtract: Severance and retention expenses	1,195	—

Core Non-Interest Expense	$39,888	$37,597

Efficiency Ratio*	71%	68%
Core Efficiency Ratio**	65%	68%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net